                                                                    Exhibit 4.39

                           Dated     November, 2000



                         THE PARTIES LISTED AS VENDORS
                         IN THE FIRST SCHEDULE HERETO

                                      and



                              TRINTECH GROUP PLC



                          SALE AND PURCHASE AGREEMENT

                   for the purchase of the share capital of

                         EXCEPTIS TECHNOLOGIES LIMITED
                         _____________________________



                                A & L GOODBODY
                                  Solicitors
                    International Financial Services Centre
                                North Wall Quay
                                   Dublin 1
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                               TABLE OF CONTENTS
                               -----------------

1.  DEFINITIONS AND INTERPRETATION

2.  SALE OF SHARES

3.  COMPLETION AND CONDITIONS

4.  ACTION PENDING COMPLETION

5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.  ACTION POST COMPLETION

7.  WARRANTIES

8.  RESTRICTIONS ON VENDORS

9.  MISCELLANEOUS PROVISIONS


FIRST SCHEDULE    THE COMPANY AND THE VENDORS

SECOND SCHEDULE  SUBSIDIARIES

THIRD SCHEDULE    DIRECTORS

FOURTH SCHEDULE  WARRANTIES

          1.  Vendors' Capacity and Title

          2.  Accuracy of Information

          3.  Financial Information

          4.  General Business Information

          5.  Employment

          6.  Pensions and Benefit Schemes

          7.  Environmental

          8.  Insurance

          9.  Other Corporate Information

          10.  Assets
                                       2
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          11.  General Legal Compliance

          12.  Properties

          13.  Tax

          14.  Intellectual Property

          15.  The Computer System and Software

          16.  Systems Compliance

          17.  Year 2000 Compliance for Products and Services


FIFTH SCHEDULE    COMPANY IPR

SIXTH SCHEDULE    SHARE OPTION SCHEMES

SEVENTH SCHEDULE  DEFERRED CONSIDERATION

EIGHTH SCHEDULE   AGREED PAYMENTS

NINTH SCHEDULE    FINANCIAL INFORMATION

TENTH SCHEDULE    REIMBURSEMENT LETTER


* Certain schedules and exhibits to the Sale and Purchase Agreement by and between Trintech Group PLC and Exceptis Technologies Limited dated November 2000, are not being filed herewith pursuant to Item 601(b)(2) of Regulation S-
  K. We undertake to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

THIS AGREEMENT is dated        November, 2000 and made between


     (1)  The parties listed as Principal Vendors in the First Schedule (the
                                                         --------------
          "Principal Vendors"); and

     (2) TRINTECH GROUP PLC whose registered office is at Trintech Building, South County Business Park, Leopardstown, Dublin 18 (the "Purchaser").


     RECITALS:

A. Exceptis Technologies Limited is a company whose particulars are set out in the First Schedule.
         --------------

B. The Vendors are the beneficial owners of the entire issued share capital of the Company and the Principal Vendors will at Completion be the beneficial owners of the number of ordinary shares in the capital of the Company set out against each Principal Vendors name in Column 4 of the table in the First Schedule, which will be registered in the Company's register of
     --------------
     members in the manner set out in the same Schedule.

C. The Principal Vendors have agreed to sell and the Purchaser has agreed to purchase the Principal Vendors' Shares on the terms and conditions in this Agreement.


IT IS HEREBY AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     1.1.  In this Agreement, unless the context otherwise requires:

           "Accounting Standards" means accounting principles, standards and practices generally accepted in Ireland at the date of this Agreement;

           the "Accounts", in relation to a Group Company, means its audited profit and loss account and balance sheet (and, where prepared, the audited consolidated profit and loss account and balance sheet of the Group Company and its subsidiaries) for the period ended on the Balance Sheet Date, including the notes and the related directors' and auditors' reports, together with all documents which are required by law to be attached, copies of all of which are In the Disclosure Letter or an attachment thereto;

           the "Balance Sheet", in relation to a Group Company, means the balance sheet (and, where prepared, consolidated balance sheet) comprised in its Accounts;

           the "Balance Sheet Date" means 30th June, 2000;

           a "Breach", in relation to a Warranty, means any instance of the Warranty being untrue or misleading in any respect;

           "Business Day" means any day on which banks are generally open for business in Dublin;

           "Business Hours" means the hours of 0900 to 1730 on a Business Day in the place to which notice or other written communication is sent pursuant to this Agreement;

           the "1963 Act" means the Companies Act, 1963;

           the "1990 Act" means the Companies Act, 1990;

           the "Company" means the company referred to in recital A;

           "Company IPR"  means:

           (a) the registered trademarks, service marks and applications therefor and all other business names, brand names, trade marks (whether in fancy script or otherwise); devices, logos, get up and designs (and whether or not registered or applied for) owned by the Company together with all goodwill associated with or symbolised by any of the foregoing;

           (b) all confidential technical, commercial and other proprietary information and techniques owned or used by the Company in the course of its business including (without prejudice to the generality of the foregoing) know-how of any nature, drawings, formulae, processes, specifications, trade secrets, test reports, operating and testing procedures, practices, instruction manuals, tables of operating conditions, lists and particulars of customers and suppliers, marketing methods, pricing, credit and payment policies, profit margins, discounts and rebates other than in respect of any of the foregoing that are at the relevant time in the public domain ("the Company Confidential Information");

          (c) all copyright, database rights, moral rights or any other rights in the nature of copyright in relation to or comprised in the Products;

          (d) all Intellectual Property currently owned by or licensed to the Company;

          "Company Options" means any options in respect of shares in the Company (or Parallel Options) which have not vested, or which, having vested have not been exercised at Completion under the Share Incentive Schemes as detailed in Part II of the Sixth Schedule;

          "Completion" means completion of the sale and purchase of the Shares under clause 3;

          "Computer System" means the computer systems including all its equipment, hardware, firm work, software and accessories used in the business of the Company;

          "Consideration" means the Initial Consideration and the Deferred Consideration (if any) to be paid by the Purchaser to the Vendors for the Shares and the Deferred Consideration (if any) which may be payable by the Purchaser to the employees of the Company pursuant to Clause 2.4;

          "Consideration Shares" means each of the Initial Consideration Shares, the Transfer Shares and the Deferred Consideration Shares (if any) to be issued by the Purchaser to the Vendors (and to the employees of the Company pursuant to this Agreement);

          "Covenantors" means each of the Warrantors other than Delta Management Partners Limited;

          the "Deed of Tax Covenant" means the Deed of Covenant between the Principal Vendors and the Purchaser in relation to tax in the agreed form;

          "Deferred Consideration" means the amount of Deferred Consideration (if any) to be paid by the Purchaser to the Vendors (and to the employees of the Company pursuant to this Agreement) for the Shares pursuant to Clause 2.4, calculated in accordance with the Seventh
                                                                    -------
          Schedule, which will be satisfied by the allotment of Deferred
          --------
          Consideration Shares to the Vendors, pursuant to the Seventh Schedule;

          "Deferred Consideration Shares" means the ordinary shares in the capital of the Purchaser to be issued by the Purchaser to the Vendors (and where applicable to the employees of the Company in accordance with the provisions of this Agreement) in satisfaction of the Deferred Consideration (if any) the number of which is to be determined in accordance with the provisions of the Seventh Schedule;

          "Delta Termination Deed" means an agreement to be entered into by the Purchaser at Completion with Delta Equity Fund Limited Partnership, acting through its nominee Delta Management Partners Limited, the Company and the parties named in Part I of the First Schedule to the Share Subscription Agreement terminating that Share Subscription Agreement, as detailed in that Deed;

          the "Directors" means those listed as such in the Third Schedule and
                                                            --------------
          the "Continuing Directors" means those described as such in the same Schedule;

          the "Disclosure Letter" means the letter of the same date as this Agreement from the Vendors' Solicitors to the Purchaser's Solicitors disclosing exceptions to the Warranties;

          the "EC Treaty" means the treaty establishing the European Community (Treaty of Rome);

          "Enterprise Ireland Termination Agreement" means an agreement in the agreed form to be entered into by the Purchaser at Completion with each of Mr. Brian Caulfield, Mr. William O'Connor, Enterprise Ireland and the Company, terminating the shareholders agreement made on 12th August, 1997 between those parties (other than the Purchaser), as detailed in that Agreement;

          the "Group" means any one or more or (as the context permits) each of the Group Companies;

          a "Group Company" means the Company or a Subsidiary;

          "Indemnity Termination Deed" means an agreement in the agreed form to be entered into by the Purchaser at Completion with each of Mr. Brian Caulfield, Mr. William O'Connor and Delta Equity Fund Limited Partners and the Company terminating a Deed of Indemnity made on the 8th of November, 1996 between those parties (other than the Purchaser), as detailed in that Deed;

          "Initial Consideration" means the consideration to be paid by the Purchaser to the Vendors for the Shares and for the Transfer Shares pursuant to Clause 2.3. The Initial Consideration shall be deemed to be satisfied by the allotment of 866,775 Initial Consideration Shares to the Vendors on Completion pursuant to Clause 2.3 and by the allotment by the Purchaser of 42,316 Transfer Shares pursuant to Clause 2.3;

          "Initial Consideration Shares" means the ordinary shares (each ordinary share representing 2 American depository shares) in the capital of the Purchaser to be issued by the Purchaser to the Vendors in partial satisfaction of the Initial Consideration;

          "Intellectual Property" means all patents, registered designs, know-how, rights in trade secrets and confidential information; registered or unregistered trademarks, service marks and applications therefor and all other business names, brand names, devices, logos, get up and designs (and whether or not registered or applied for) with all the goodwill associated with or symbolised by any of the foregoing; all other inventions (whether or not capable of protection by patent or other form of registration); all copyright, rights in the nature of copyright, sui generis rights, design rights, semiconductor topography rights, moral rights, database rights and all other like rights in all parts of the world whether present or vested future or contingent in any software, object code, source code, database (including extraction rights), interface, text, drawing, design, artwork, sound recording, film, video, photograph, mould, three dimensional artistic work or any other material; all other intellectual property rights throughout the world for the full term of the rights concerned and including: all registrations and pending registrations relating to any such rights and the benefit of any pending applications for any such registrations; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringements);

          "Ireland" means Ireland excluding Northern Ireland;

          "Licences" means the licences, agreements, contracts, permissions, undertakings and understandings listed in part A of the Fifth Schedule
                                                                  --------------
          being legal arrangements pursuant to which the Company is entitled to utilise any Intellectual Property owned by any third party in the development of Products;

          "Licensed Software" means that Software which is used by the Company pursuant to the Licences;

          "Licensors" means the licensors under the Licences;

          "Management Accounts" means the unaudited profit and loss accounts and balance sheet and cash flow statements of the Company for the period commencing 1st July, 2000 and ending 30th October, 2000, copies of which are In the Disclosure Letter or attached thereto;

          "Management Accounts Date" means 30th October, 2000;

          "Minority Shareholders" means any person who is a member of the Company at Completion other than the Principal Vendors;

          "Minority Shareholder Declaration" means an agreement to be entered into by each Minority Shareholder with the Purchaser on Completion in the agreed form;

          the "Mergers Act" means the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended);

          "Mr. Caulfield's Employment Agreement" means an agreement to be entered into on Completion by Mr. Caulfield with the Company in the agreed form;

          "Mr. O'Connor's Resignation Letter" means the letter to be signed by Mr. O'Connor confirming his resignation from employment in the Company in the agreed form.

          "Option Consent" means a consent to be signed by each holder of options in the Company in the agreed form and delivered at Completion;

          "Dr. McWade's Employment Agreement" means an agreement to be entered into on Completion by Dr. McWade with the Company in the agreed form;

          "Parallel Options" means options granted by certain shareholders of the Company as provided for under the Share Incentive Schemes;

          "Placement Shares" means such number of the Initial Consideration Shares which, having been allotted to the Vendors on Completion, may be sold by the Placement Vendors as detailed in Column 6 of the Table in the First Schedule. That Column 6 provides that certain of the
                 --------------
          Placement Vendors shall be entitled to sell a specified number of shares in the Purchaser, and that the balance of the Placement Vendors shall be entitled to realise a specified amount of money as stated in US dollars by the sale of such number of their shares in the Purchaser as is required to realise such amount. The sale of the Placement Shares is to be assisted by the Purchaser pursuant to clause 6.2;

          "Placement Vendors" means the Vendors which are entitled to sell Placement Shares as detailed in Column 6 of the table in the First
                                                                       -----
          Schedule;
          --------

          "Pounds" and the designation "IR(Pounds)" mean the currency of Ireland;

          "Products" means all products offered for sale or licensed to third parties at any time by or on behalf of the Company;

          the "Properties" means the properties of the Group listed In the Disclosure Letter or an attachment thereto;

          the "Purchaser's Accountants" means Ernst & Young;

          the "Purchaser's Solicitors" means Messrs. A & L Goodbody;

                    "Reimbursement Amount" means the aggregate amount of IR(Pounds)121,300 owed by certain of the Principal Vendors to the Company as detailed in the Reimbursement Letter.

                    "Reimbursement Letter" means the letter dated 17th November, 2000 from each of William O'Connor, Brian Caulfield and Delta Management Partners Limited to the Company, a signed copy of which letter is attached hereto as the Tenth Schedule;
                                           --------------

          "Revenue and Profit Targets Schedule" means the schedule of revenue and profit targets to be achieved by the Company set out in Part I of the Ninth Schedule;
              ---------------

          the "SDCA" means the Stamp Duties Consolidation Act, 1999;

          "Securities Act" means the United States Securities Act of 1933, as amended;

          the "Shares" means the entire issued share capital of the Company;

          "Secondary Minority Shareholder Declaration means an agreement to be entered into by Gary Ramsey, Eamonn Keating and Adele Cooper with the Purchaser on Completion in the agreed form;

          "Share Incentive Schemes" means the share option schemes of the Company in place at Completion, as detailed in the Sixth Schedule
                                                             --------------
          hereto;

          "Share Subscription Agreement" means the Subscription Agreement made on the 8th of November 1996 between the parties named in Part 1 of the first schedule thereto, Delta Equity Fund Limited Partnership and the Company;

          "Software" means all computer programs and all related object code and source code and databases used by the Company in connection with its business and/or Products.

          "Stock Compensation Charge" means the aggregate charge to be recognised by the Purchaser upon the substitution of options over Trintech Shares for the Company Options. The charge represents that portion of the intrinsic value at the date of Completion of the options over the Trintech Shares that the future service or vesting period bears to the total vesting period comprising the service period prior to Completion and the remaining service period to vest fully in the options over the Trintech Shares. An estimate of the stock compensation charge is provided in the Ninth Schedule based on the
                                                 --------------
          closing price of the Purchaser's shares as at 16th November, 2000;

          the "Subsidiaries" means the companies listed in the Second Schedule;
                                                               ---------------

          "Tax" means all forms of taxation, duties, imposts and levies whether of Ireland or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, dividend withholding tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland or elsewhere, and any interest, surcharge, penalty or fine in connection therewith;

          the "TCA" means the Taxes Consolidation Act, 1997;

          "Transfer Shares" means the ordinary shares in the Purchaser to be issued by the Purchaser to holders of the Company Options pursuant to Clause 2.3.2 on the exercise of such Company Options;

          "United States Dollars" and the designation "US$" means the currency of the United States of America;

          "Vendors" means the Principal Vendors and the Minority Shareholders;

          "Vendors' Shares" means the ordinary shares in the capital of the Company registered in the names of the Vendors at Completion;

          the "Vendors' Accountants" means Ernst & Young;

               the "Vendors' Solicitors" means Messrs. McCann FitzGerald;

               the "Warranties" means the warranties, representations and undertakings in clause 7 and the Fourth Schedule;
                                                ---------------

               "Warrantors" means each of the Principal Vendors other than Enterprise Ireland;

               a "Warranty Claim" means a claim for a Breach of the Warranties; and

               "Year 2000 Compliant" means, in relation to each of the Products, that neither its performance nor its functionality is or will be affected by dates prior to, during or after the year 2000, and in particular:

               (a) no value for current date causes or will cause any interruption in its operation;

               (b) no value for any date element in any data used as input by the Software cause or will cause any interruption in the operation of the Software, which will either correctly interpret the date element (where it is a valid date) or else detect and report it as an invalid date and continue processing accordingly;

               (c) date-based functionality behaves and will behave consistently for dates prior to, during and after year 2000 and produces and will produce correct results in accordance with the Software's specifications;

               (d) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

               (d)  the year 2000 is and will be recognised as a leap year.

     1.2. The Schedules referred to in this Agreement form an integral part of this Agreement, and references to this Agreement include reference to them.

     1.3. Headings are inserted for convenience only and do not affect the construction of this Agreement.

     1.4. All references in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect of this Agreement.

     1.5. The Warranties and the indemnities set out in clause 7.1 and the Deed of Tax Covenant are given and entered into by the Warrantors (other than Delta Management Partners Limited) jointly and severally. The Warranties and the indemnities set out in clause 7.1 and the Deed of Tax Covenant are given and entered into by Delta Management Partners Limited severally only.

     1.6.      Unless the context otherwise requires:

     1.6.1. words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations;

     1.6.2. where something is defined in the singular, the plural of the defined term will be taken to mean two or more of those things which fall within the definition; and where something is defined in the plural or collectively, the singular of the defined term will be taken to mean any one of those things which fall within the definition;

     1.6.3. reference to writing or similar expressions includes transmission by fax or electronic means;

     1.6.4. a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning attributed to it by that definition;

     1.6.5. references to Acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation amended, extended or re-enacted before the date of this Agreement and any subordinate legislation made under that legislation before the date of this Agreement, and includes equivalent laws in any other jurisdiction;

     1.6.6. reference to any document includes that document as amended or supplemented, whether before or after the date of this Agreement;

     1.6.7. where any Warranty is given on terms that it is to the best of the knowledge and belief of the Warrantors after making due and careful enquiries, or as far as the Warrantors are aware, the Warrantors will be deemed to have the knowledge, belief and awareness which they would have had if they had made due and careful enquiries of each of Eamon Keating, Gary Ramsay, Helen McDonnell, Margaret Twomey, and Adele Cooper and of each member of the board of directors of the Company at the date hereof and had received full disclosure in response.

     1.6.8. The expression "agreed form" means, in relation to any document, such document in the terms agreed between the parties thereto and hereto and for the purposes of identification signed by or on behalf of each of the parties thereto.

2.   SALE OF SHARES

     2.1. Each Principal Vendor shall sell as beneficial owner, free from all liens, charges and encumbrances and together with all rights attaching now or in the future, the number of Shares listed opposite that Principal Vendors name in the First Schedule and the Purchaser shall purchase the aforesaid shares, together with the shares held by each Minority Shareholder at Completion, for the Consideration.

     2.2. The Purchaser will not be obliged to complete the purchase of any Shares unless the purchase of all of the Shares is completed simultaneously.

     2.3.      The Initial Consideration shall be satisfied by:

               2.3.1. the allotment of 866,775 in aggregate Initial Consideration Shares by the Purchaser to the Vendors on Completion. The number of Initial Consideration Shares to be allotted to each Vendor at Completion shall be that number set out opposite each Vendors name in column 5 of the table in the First Schedule; and
                                                      --------------

               2.3.2. the allotment by the Purchaser of options over, and the issuance upon exercise of such options of 42,316 Transfer Shares to the holders of Company Options in the amounts and as detailed in the Sixth Schedule and
                                                            --------------
                         pursuant to clause 6.5

               provided that if any holders of Company Options which have vested under the terms of the Share Incentive Scheme have not exercised such Company Options by Completion, then the figures in clauses
               2.3.1 and 2.3.2 shall be adjusted accordingly.

     2.4. The Deferred Consideration payable to the Vendors (and to the employees of the Company pursuant to the terms of this Agreement) (if any) shall be calculated in accordance with the Seventh
                                                                   -------
               Schedule and satisfied by the allotment of the Deferred
               --------
               Consideration Shares which shall be allotted by the Purchaser to the Vendors pursuant to the terms of the Seventh Schedule. The
                                                        ----------------
               number of Deferred Consideration Shares (if any) to be allotted by the Purchaser to the Vendors and, where relevant to the employees of the Company pursuant to the terms of this Agreement at the end of each of Year 1 and Year 2 (as defined in the Seventh Schedule) shall be determined in the manner provided for in the Seventh Schedule.

     2.5. None of the Principal Vendors shall be entitled to assign, novate, transfer or otherwise dispose of his right to payment of the Deferred Consideration arising out of this Agreement.

     2.6. Each of the Principal Vendors hereby waives any and all pre-emption rights which he may have in relation to the purchase by the Purchaser of the Shares hereunder, whether arising under the Articles of Association of the Company or otherwise.

3.   COMPLETION AND CONDITIONS

     3.1.      Completion:

               The Principal Vendors and the Purchaser shall take all reasonable steps and shall use their respective reasonable endeavours insofar as it is in their capacity to do so to ensure that the conditions in clause 3.3 are fulfilled at least two Business Days prior to 30th November, 2000 , which is the target date for Completion and when the Purchaser is satisfied at its absolute discretion that the conditions are fulfilled it shall so inform the Principal Vendors by notice and Completion shall take place on the second Business Day thereafter at the offices of the Purchaser's Solicitors or on such later date as may be agreed between the parties hereto. Provided that the Principal Vendors shall not be obliged to complete the transactions contemplated by this Agreement unless and until they are satisfied in their absolute discretion (but without prejudice to their obligations under this clause) that the conditions set out in Clauses 3.3.1,
               3.3.3 and 3.3.4 (as regards obligations of the Purchaser) and 3.3.7, 3.3.10 and 3.3.13 are fulfilled (provided further, however, that Delta Management Partners Limited shall not be entitled to refuse to complete the transaction on the grounds that the conditions set out in clauses 3.3.3, 3.3.10 and 3.3.13 have not been completed where such failure is due to their inaction).

     3.2.      Non-fulfilment of conditions:

               If the conditions in clause 3.3 are not fulfilled by the second Business Day before the target date referred to in clause 3.1 or such later date (if any) as may be agreed by the parties then this Agreement and any other agreement entered into pursuant hereto shall, subject as hereinafter provided, cease to have all further legal effect and each party shall be released from its obligations hereunder and thereunder without any further action of the parties and none of the parties shall have any claim or liability to the other.

     3.3.      Conditions:

               The conditions referred to in clauses 3.1 and 3.2 are:

               3.3.1.    Mergers Act:

                         3.3.1.1. the Minister for Enterprise, Trade and Employment stating in writing that it does not intend to make an order under section 9 of the Mergers Act in relation to the proposed purchase of the Shares; or

                         3.3.1.2. (if it makes an order subject to conditions) the Purchaser and the Vendors accepting those conditions; or

                         3.3.1.3. (if no such order is made and the Minister does not state in writing that it does not intend to make such an order), that the relevant period within the meaning of section 6 of the Mergers Act elapses;

               3.3.2.    Company Options

                         3.3.2.1. Any scheme of the Company relating to Company Options shall have been amended to provide for the issue of shares in the Purchaser (the "Transfer Shares") rather than shares in the Company on the basis of one share in the Purchaser for every 13.069 shares in the Company as detailed in the Sixth Schedule.
                                                              --------------

                         3.3.2.2. All grantees of unvested or vested but unexercised Company Options at Completion shall have consented to the issue of Transfer Shares instead of shares in the Company on the basis of one Transfer Share for every
                                   13.069 shares in the Company that they would
                                   otherwise have been entitled to receive as
                                   detailed in the Sixth Schedule.
                                                   --------------

               3.3.3.    Consents and Waivers:

                         3.3.3.1. The Principal Vendors procuring all necessary consents or waivers from each of the Vendors in respect of the sale of the Shares as contemplated by this Agreement;

                         3.3.3.2. the Principal Vendors procuring that on Completion the 100,000 3% Redeemable Preference Shares which Enterprise Ireland holds in the capital of the Company are redesignated as ordinary shares in the capital of the Company; and

                         3.3.3.3. the Principal Vendors procuring that on Completion the 200,000 Redeemable Preference Shares which Delta Management Partners Limited holds in the Capital of the Company are redesignated as ordinary shares in the capital of the Company.

               3.3.4.    Permits and Licences:

                         The Principal Vendors and the Purchaser procuring that all material permits, licences, consents and other sanctions as may be necessary to enable the Purchaser to complete the acquisition of the Shares and for the carrying on of business by the Group following its acquisition by the Purchaser have been obtained.

               3.3.5.    Property Title:

                         The Group having good marketable title to the Properties; and

               3.3.6.    Title to Subsidiaries' Share Capital:

                         The Company having good title to the share capital of the Subsidiaries without, in the case of any of clauses 3.3.1 to 3.3.4, the imposition of any unduly burdensome conditions or restrictions, as determined in the sole judgement of the Purchaser.

               3.3.7.    Placement Shares

                         The Placement Vendors being satisfied that arrangements are in place whereby the Purchaser shall assist the holders of the Placement Shares to procure a financial institution acceptable to the Placement Vendors to assist the holders of the Placement Shares to sell the Placement Shares immediately following Completion.

               3.3.8.    Bad Debtors

                         The List of bad debtors of the Company as at Completion being acceptable to the Purchaser, acting reasonably.

               3.3.9.    Minority Shareholders Declaration

                         Each of the Minority Shareholders agreeing to execute and delivering to the Purchaser at Completion a share transfer form in respect of the Shares held by them at Completion and a duly executed Minority Shareholder Declaration in the agreed form.

               3.3.10.   Delta Converting Zero Coupon Convertible Loan Notes

                         Delta Management Partners Limited converting the Zero Coupon Convertible Loan Notes in the amount of (Pounds)500,000, constituted by a loan note instrument created by the Company on 25th June, 1999 and held by Delta Nominees (DEF) Limited into 625,000 ordinary shares of IR(Pounds)0.005 each in the capital of the Company, and the Company entering Delta Management Partners Limited in the share register of the Company as the registered holder of such shares.

               3.3.11.   Enterprise Ireland Consents

                         The Principal Vendors obtaining the written consent of Enterprise Ireland to the purchase by the Purchaser of the Shares on Completion pursuant to each of the following agreements:

                         3.3.11.1. Targeted Marketing Consultancy Programme
                                   Agreement, made 8th December, 1998;

                         3.3.11.2. Grant Agreement, made 22nd September, 1999
                                   towards the operating costs on a project for the design, development and implementation of the Company's ICS and MERCS products;

                         3.3.11.3. Grant Agreement, made 30th July, 1998 for
                                   assistance of the Company under the
                                   Application Developments Initiative;

                         3.3.11.4. Grant Agreement, made 8th January, 1997
                                   towards the costs of employing a financial controller for the Company;

                         3.3.11.5. Grant Agreement, made 12th August, 1997
                                   towards the costs of employing additional employees of the Company;

               3.3.12.   James Mountjoy Option

                         The Company and the Principal Vendors obtaining the written consent of Mr. James Mountjoy, in a form satisfactory to the Purchaser, consenting to the cancellation of an option to purchase 125,000 shares in the Company, granted to Mr. Mountjoy on the 18th of August, 2000.

               3.3.13.   Section 60

                         The Principal Vendors procuring that prior to Completion the payment by the Company of the costs and expenses of the Principal Vendors pursuant to Clause
                         9.2 hereof be approved by the Company in compliance with the provisions of Section 60 of the Companies Act, 1963.

     3.4.      Principal Vendors' obligations at Completion:

               Upon Completion the Principal Vendors shall:

               3.4.1. repay any indebtedness then owed by Principal Vendors to the Group, subject to the terms of the Reimbursement Letter, and procure that any other company which is a subsidiary of any Principal Vendor repays any indebtedness then owed by it to the Group (other than indebtedness arising in the ordinary course of business of the Group);

               3.4.2. release the Group from all security, fixed or floating charges and debentures, guarantees, cross-guarantees and indemnities given by or binding upon the Group in relation to any debt or obligation of Principal Vendors, and procure that any other Company which is a subsidiary of any of the Principal Vendors, so releases the Group and the Principal Vendors will indemnify and keep indemnified the Purchaser as trustee for itself and the Group against all costs, claims and demands arising in connection with those securities, fixed or floating charges and debentures, guarantees, cross-guarantees or indemnities;

               3.4.3.    deliver to the Purchaser:

                         3.4.3.1. transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as it may direct together with the related share certificates or, in the case of any lost share certificate, an indemnity in terms satisfactory to the Purchaser; and

                         3.4.3.2. any waivers or consents which the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares.

               3.4.4. cause each of Cyril McGuire, Paul Byrne and Kevin Shea to be validly appointed as additional directors of the Group and Paul Byrne to be validly appointed as Secretary of the Group, and then cause the Directors (other than the Continuing Directors) and the secretary of the Group (being Helen McDonnell) to retire from office, each one delivering to the Purchaser a letter under seal acknowledging that he has no claim outstanding for compensation for loss of office, redundancy, unfair dismissal or otherwise;

               3.4.5. cause the revocation of all bank mandates, the giving of authority to each of Cyril McGuire, Paul Byrne, Kevin Shea, Brian Caulfield and Terry McWade to operate all bank accounts on terms such that all cheques drawn against and all instructions given in relation to the Company's bank account must be signed by not less than two of the aforementioned nominees, and further that all cheques drawn against the Company's bank accounts for all sums equal to or greater than IR(Pounds)10,000 must be signed by not less than one of Cyril McGuire, Paul Byrne or Kevin Shea, and the delivery to the Purchaser of all Group credit or debit cards except those issued to Continuing Directors;

               3.4.6. exercise all voting rights and other powers of control which they have in relation to the Company to procure that the Board of the Company approve the transfer by the Vendors of the Shares and procure that the Company shall issue the appropriate share certificates to the Purchaser in respect of the Shares;

               3.4.7. hold a meeting of the Board of the Company at which the Directors of the Company shall resolve:

                         3.4.7.1. to approve the sale by the Vendors of the Shares;

                         3.4.7.2.  to approve the Deed of Tax Covenant;

                         3.4.7.3. to approve the Delta Termination Deed in the agreed form;

                         3.4.7.4. to approve the Indemnity Termination Deed in the agreed form;

                         3.4.7.5. to approve the Enterprise Ireland Termination Agreement in the agreed form;

                         3.4.7.6. to approve Mr. Caulfield's Employment Agreement in the agreed form;

                         3.4.7.7. to approve Mr. McWade's Employment Agreement in the agreed form;

                         3.4.7.8.  to accept Mr. O'Connor's Resignation Letter.

               3.4.8. deliver to the Purchaser for itself and as agent for the Group;

                         3.4.8.1. this Agreement duly executed by each of the Principal Vendors;

                         3.4.8.2. the Deed of Tax Covenant duly executed by the covenantors named in it as such, and by the Group;

                         3.4.8.3. share transfer forms duly executed in favour of the Purchaser and certificates in respect of the Shares;

                         3.4.8.4. the Delta Termination Deed duly executed by the parties thereto;

                         3.4.8.5. the Indemnity Termination Deed duly executed by the parties thereto;

                         3.4.8.6. the Enterprise Ireland Termination Agreement duly executed by the parties thereto;

                         3.4.8.7. a copy of the memorandum and articles of association of each Group Company certified by the secretary of that Group Company to be a true and complete copy as at Completion;

                         3.4.8.8.  the leases to the Properties;

                         3.4.8.9. all the Group's statutory and other books (duly written up to date), certificates of incorporation and common seals;

                         3.4.8.10. insofar as they are not in the custody of the
                                   Group, all the Group's financial and
                                   accounting books and records; and

                         3.4.8.11. certificates in respect of the whole of the
                                   Subsidiaries' issued share capital.

                         3.4.8.12. Mr. Caulfield's Employment Agreement duly
                                   executed by Mr. Caulfield;

                         3.4.8.13. Dr. McWade's Employment Agreement duly
                                   executed by Dr. McWade;

                         3.4.8.14. an acknowledgement from each of the Principal
                                   Vendors to the Purchaser and the Company executed under seal to the effect that save in relation to remuneration or reimbursement of expenses incurred in relation to his or her employment, there is no outstanding indebtedness owing at Completion from the Company to such Principal Vendor or vice versa;

                         3.4.8.15. the Disclosure Letter;

                         3.4.8.16. an acknowledgement from each of Eamonn
                                   Keating, Gary Ramsay and Gerry Geilty to the
                                   Company, executed under seal (in the agreed form) acknowledging that certain payments made or to be made constituted or, when made, will constitute full and final settlement of the pension entitlements of each of those aforementioned persons up to the date of Completion and confirming payments to be made to them in lieu of their pension entitlements from the date of Completion as detailed in each such acknowledgement;

                         3.4.8.17. a signed Share Transfer form duly executed by
                                   each of the Minority Shareholders in respect of all Shares held by each such Minority Shareholder, together with a Minority Shareholder Declaration in the agreed form duly executed by each of the Minority Shareholders (other than Gary Ramsey, Eamonn Keating and Adele Cooper) and a Secondary Minority Shareholder Declaration in the agreed form duly executed by each of Gary Ramsey, Eamonn Keating and Adele Cooper.

                         3.4.8.18. Written consents from Enterprise Ireland to
                                   the acquisition by the Purchaser of the
                                   shares on Completion, as detailed in Clause
                                   3.3.11 hereof;

                         3.4.8.19. written confirmation from Mr. James Mountjoy
                                   agreeing to the cancellation of his share option rights, as detailed in Clause 3.3.12 hereof;

                         3.4.8.20. Mr. O'Connor's Resignation Letter.

                         3.4.8.21. an Option Consent duly executed by each
                                   person holding options in the Company in the agreed form.

               3.4.9. exercise all voting rights and other powers of control which they have in relation to the Company to procure that shareholders' resolutions are passed

                         (i) altering the authorised share capital of the Company to convert the various classes of shares currently authorised to be issued in the Company's authorised share capital into ordinary shares such that each Principal Vendor at Completion holds the number of ordinary shares in the capital of the Company set out opposite that Principal Vendors name in Column 4 of the table in the First
                                                                   -----
                                   Schedule;
                                   --------

                         (ii) adopting the Articles of Association noting such alteration in the Company's authorised share capital; and

                         (iii) amending the terms of the Share Incentive Schemes as required pursuant to clause 3.3.2.

     3.5.      Purchaser's obligation to pay:

               3.5.1. On Completion, subject to due compliance by the Principal Vendors with clause 3.4, the Purchaser shall, in consideration for the Principal Vendors selling to the Purchaser as beneficial owners the number of Shares listed after each Principal Vendor's name in the First Schedule, and in consideration of the delivery by each Minority Shareholder of share transfer forms in respect of the shares held by such person in the Company and a duly executed Minority Shareholder Declaration in the agreed form on Completion, allot the Initial Consideration Shares to the Vendors.

               3.5.2. On Completion, subject to due compliance by the Principal Vendors with Clause 3.4, the Purchaser shall deliver to the Vendors' Solicitors (whose receipt shall be a sufficient discharge):

                         3.5.2.1. a counterpart of the Deed of Tax Covenant duly executed by the Purchaser;

                         3.5.2.2. a counterpart of the Delta Termination Deed duly executed by the Purchaser;

                         3.5.2.3. a counterpart of the Indemnity Termination Deed duly executed by the Purchaser;

                         3.5.2.4. a counterpart of the Enterprise Ireland Termination Agreement, duly executed by the Purchaser;

               3.5.3. In consideration for the Principal Vendors selling to the Purchaser as beneficial owners the number of Shares listed after each Principal Vendor's name in the First Schedule, and in consideration of the delivery by each Minority Shareholder of share transfer forms in respect of the shares held by such person in the Company and a duly executed Minority Shareholder Declaration in the agreed form, the Purchaser shall allot such number of Deferred Consideration Shares (if any) to the Vendors (and the employees of the Company pursuant to the terms of this Agreement) as the Purchaser shall be obliged to issue pursuant Clauses 2.4.

     3.6.      Principal Vendors to act as Purchaser's Nominees:

               Prior to the registration of the transfers, the Principal Vendors shall co-operate in any manner required by the Purchaser for the convening and conduct of general meetings of the Company, shall execute on a timely basis all proxy forms, appointments of representatives, documents of consent to short notice and such like that the Purchaser may require, and shall generally act in all respects as the nominees and at the direction of the Purchaser in respect of the Vendors Shares and all attached rights and interests.

     3.7.      Completion obligations not complied with, or Breach of Warranty:

               If in any respect the provisions of clause 3.4 are not complied with on the date for Completion established under clauses 3.1 and
               3.2 or a material Breach of any Warranty has, in the reasonable opinion of the Purchaser, occurred, the Purchaser may:

               3.7.1. defer Completion to a date not more than 28 days after that date (or after any later date to which Completion was previously deferred) selected by the Purchaser, in which case the provisions of this clause 3.7 will apply to Completion as deferred;

               3.7.2.    proceed to Completion as far as practicable; or

               3.7.3.    rescind this Agreement

               and this will not (in any of these cases) prejudice the Purchaser's other rights and remedies under or otherwise relating to this Agreement.

4.   ACTION PENDING COMPLETION

     4.1.      Ordinary course of business:

               Pending Completion, the Principal Vendors (other than Enterprise Ireland) shall ensure that without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) the Group:

               4.1.1. in all respects, both individually and as a whole, carries on business only in the ordinary course and in the same manner as prior to today's date, save as otherwise agreed in writing by the Purchaser;

               4.1.2. does not borrow any money (other than pursuant to existing overdraft facilities);

               4.1.3. does not create, extend, grant or issue, or agree to create, extend, grant or issue any mortgage, any fixed or floating charge, lien (other than a lien arising by operation of law), debenture, security, or other encumbrance over the whole or any part of its undertaking, property or assets (other than as a result of withdrawals made pursuant to existing overdraft facilities);

               4.1.4. does not make any loan or advance or give any credit (other than normal trade credit) to any person;

               4.1.5. does not give any guarantee or indemnity to secure the liabilities or obligations of any person;

               4.1.6. does not issue any shares (other than in consequence of the exercise of any Vested Options between the date of this Agreement and Completion) or any debentures or other securities convertible into shares (other than the allotment of options to new employees pursuant to the Share Incentive Schedule) or debentures or any share warrants or any options in respect of shares;

               4.1.7. save insofar as necessitated by the terms of this Agreement, does not pass any resolution of its members in general meeting or make any alterations to the memorandum and articles of association of any Group Company;

               4.1.8. does not pay or agree to pay any of its directors, officers or employees any increased, remuneration or additional emolument or benefit save for the payments detailed in the Eighth Schedule hereto;

               4.1.9. does not acquire or agree to acquire any assets on hire purchase or deferred sale terms otherwise than in the ordinary course of business;

               4.1.10. does not dispose of or agree to dispose of any of its fixed assets otherwise than in the ordinary course of business;

               4.1.11. does not enter or agree to enter into any contract involving capital expenditure or capital commitment in excess of IR(Pounds)10,000 in any one case or IR(Pounds)50,000 in aggregate;

               4.1.12. uses all reasonable endeavours to procure that the employees and customers of the Group do not cease to be employed by or have dealings with the Group Companies;

               4.1.13.   does not write off or release any debts;

               4.1.14. does not knowingly permit any of its normal insurances to lapse or do anything to make any policy of insurance void or voidable;

               4.1.15. does not enter into any material contracts or amend the terms of or terminate any material contracts otherwise than in the ordinary course of business;

               4.1.16.   does not commence, or settle any litigation;

               4.1.17.   does not make any payments in excess of
                         IR(Pounds)10,000 to any person or entity, other than in the ordinary course of business; and

               4.1.18. carries on business only in accordance with applicable law;

               and shall forthwith notify the Purchaser of the occurrence of any unusual or extraordinary events affecting the Group.

     4.2. The Principal Vendors (other than Enterprise Ireland) shall further ensure that there are no exceptional drawings from or distributions or payments made by any Group Company to any director, employee or consultant of any Group Company.

     4.3.      Access to records:

               The Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of the Group including, without limitation, the statutory books, minute books, leases, contracts, supplier lists and customer lists in the Group's possession or control, but excluding any information which is reasonably regarded as confidential to the activities of the Vendors otherwise than in connection with the Group or which is subject to confidentiality obligations owed by any member of the Group to any third party.

     4.4.      Consultation:

               4.4.1. The Purchaser may designate representatives for the purposes of Clauses 4.4.2 and 4.4.3 who shall at all times act reasonably.

               4.4.2. The Principal Vendors shall consult, and cause the Group to consult, with the representatives and advisers with respect to any action which may materially affect the business of the Group.

               4.4.3. The Principal Vendors will provide, and will cause the Group to provide, the representatives and advisers with any information which they may reasonably request for this purpose subject to confidentiality obligations owed to third parties.

     4.5.      Announcements:

               Save for:

               (i) any announcement in the agreed form to be made by Delta Management Partners Limited to its shareholders, which announcement may only be made after the Purchaser has publicly announced the acquisition by it of the Shares (which announcement will be made as soon as practicable following Completion), and

               (ii) an announcement to be made by the directors of the Company to all the staff of the Company (on condition that each such staff member signs a

                         Minority Shareholder Declaration or a Secondary Minority Shareholder Declaration (as the case may be)

               the Principal Vendors and the Purchaser (save as required by law or in the case of the Purchaser by any securities exchange, regulatory or government body) shall not make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Agreement without the prior written consent of the other parties hereto and in the case of any such announcement which is required by law, or any securities exchange, regulatory or government body such announcing party shall first consult with the other parties to this Agreement.

5.   Representations and Warranties of the Purchaser

     5.1. The Purchaser represents and warrants to the Vendors that the statements contained in this Clause 5 are at the date hereof true and not misleading and further that they will have been complied with in all respects, as if they had been entered into afresh at Completion and if, after the signing of this Agreement and before Completion, any matter arises which results or may result in such statements becoming untrue or misleading, the Purchaser shall immediately notify the Principal Vendors fully in writing prior to Completion.

     5.2. The Purchaser is a corporation duly formed and validly existing under the laws of Ireland, with full power and authority to enter into this Agreement and the Deed of Tax Covenant, which constitute legal obligations which are valid and binding on the Purchaser in accordance with their terms, and has full power and authority to perform those obligations.

     5.3. Neither entering into this Agreement nor performing its obligations has resulted or will result in a breach of any obligation of the Purchaser under:-

               5.3.1. its Memorandum and Articles of Association, statutes, bye-laws or the terms of charter or corporate regulations;

               5.3.2. any law or any order, judgement or decree of any court or governmental agents; or

               5.3.3.    any contract or agreement.

     5.4. For the avoidance of doubt the Purchaser warrants that the Consideration Shares upon their delivery to the Vendors (and, if applicable, to the employees of the Company) in accordance with the provisions of this Agreement, shall have been duly and validly authorised, issued and delivered by the Purchaser free from all encumbrances (save for any lock in arrangements contemplated by this Agreement) and will be fully paid for and shall rank pari passu in all respects with the existing ordinary shares in the capital of the Purchaser. The Purchaser undertakes that, on Completion each allottee shall be entered in the register of members of the Purchaser as holder of the Initial Consideration

               Shares in the capital of the Purchaser allotted to him hereunder and as holder of the Deferred Consideration Shares (if any) in the capital of the Purchaser allotted to him hereunder on the date(s) upon which Deferred Consideration Shares are required to be allotted in him hereunder and so far as regards any dividend declared or paid by reference to a record date falling in the case of the Initial Consideration on or after the date of Completion and in the case of the Deferred Consideration (if any) the date upon which any Deferred Consideration Shares shall be required to be allotted hereunder, rank as if they had been issued fully paid on and from the date of Completion or as applicable at the date upon which Deferred Consideration Shares are allotted.

6.   ACTION POST COMPLETION

               6.1.1. Each of the Principal Vendors undertakes, subject to Clause 6.1.2 and 6.1.3, not to sell, offer to sell, grant an option to purchase or otherwise transfer or dispose of ("Transfer") his or her Consideration Shares (other than the Placement Shares) during the period of 180 days from Completion. Thereafter, each Principal Vendor shall not transfer more than:

                         (a) 25% (in aggregate) of his or her Consideration Shares after 180 days of Completion but within 360 days of Completion;

                         (b) 50% (in aggregate) of his or her Consideration Shares after 360 days of Completion but within 540 days of Completion;

                         (c) 75% (in aggregate) of his or her Consideration Shares after 540 days of Completion but before the second anniversary of Completion.

                         After the second anniversary of Completion, the Vendors shall be free to Transfer any or all of their Consideration Shares.

               6.1.2.    Notwithstanding the terms of Clause 6.1.1 above:

                         (a) Mr. Brian Caulfield shall be entitled to sell all his Placement Shares at any time on or after Completion;

                         (b) Dr. Terry McWade shall be entitled to sell all his Placement Shares at any time on or after Completion;

                         (c) Enterprise Ireland shall be entitled to sell all its Placement Shares at any time on or after Completion and the balance of its Consideration Shares at any time on or after 180 days after the date of Completion;

                         (d) Mr. William O'Connor shall be entitled to sell all his Placement Shares at any time on or after Completion.

                         (e) Mrs. Helen McDonnell shall be entitled to sell all her Placement Shares at any time on or after Completion and the balance of her Consideration Shares at any time on or after the first anniversary of the date of Completion;

                         (f) Delta Management Partners Limited shall be entitled to sell all its Placement Shares at any time on or after Completion and the balance of the Consideration Shares at any time on or after 180 days after the date of Completion.

               6.1.3. Notwithstanding the terms of Clause 6.1.1 above, each of the Warrantors shall, following any determination that such Warrantor is liable in respect of a Breach of the Warranties and/or pursuant to the Deed of Tax Covenant (a "Liability"), be entitled to Transfer such number of his Consideration Shares as shall be necessary to realise an amount equal to the amount of the Liability, less the total of (i) all cash amounts previously received by such Warrantor in respect of the sale of his Placement Shares and, (ii) if applicable, the aggregate of all cash amounts previously received by such Warrantor in respect of the sale of any of his Consideration Shares save that where any such cash amounts have already been taken into account in calculating the amount of Consideration Shares which a Warrantor may transfer pursuant to the foregoing provisions in respect of one Liability they shall not be taken into account in respect of any other Liability.

     6.2. The Purchaser hereby undertakes to the Placement Vendors that it shall, as soon as practicable following Completion, request a reputable investment bank, to be selected by the Purchaser but satisfactory to the Placement Vendors, to assist each of the Placement Vendors to sell such number of Placement Shares so that, in so far as possible, the holders of those Placement Shares may sell the number of shares in the Purchaser or realise the gross sum set out opposite that Placement Vendor's name (as the case may be) in Column 6 of the table in the First Schedule.
                                                                --------------

     6.3. Each Principal Vendor acknowledges that the Purchaser will be entitled to refuse to register any subsequent transfer of the Consideration Shares if such transfer is not made in accordance with Regulation S of the Securities Act, pursuant to registration under the Securities Act. Each Principal Vendor acknowledges that they are aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares subject to the satisfaction of certain conditions, which include, among other things, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "brokers transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three month period not exceeding specified limitations.

     6.4. With a view to making available to the Vendors the benefits of certain rules and regulations of the Securities and Exchange Commission which may permit the sale of the Consideration Shares to the public without registration, the Purchaser agrees to use its best efforts to:

               6.4.1. make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

               6.4.2. use its best efforts to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

               6.4.3. so long as the Principal Vendors own any Consideration Shares, co-operate with the Principal Vendors in providing information necessary to effect a sale, including furnishing to the Principal Vendors forthwith upon request a written statement by the Purchaser as to its compliance with the reporting requirements of the Securities Act (including Rule 144 promulgated under such Act) and the Exchange Act and a copy of the most recent annual or quarterly report of the Purchaser filed with the Securities and Exchange Commission.

     6.5. Each of the parties hereto shall exercise all voting rights and other powers of control which they have to procure that on Completion the provisions of the Share Incentive Schemes shall be amended to provide that:

               (i) all subsisting options under the Share Incentive Schemes (including Parallel Options) shall be cancelled and substituted with options over the Transfer Shares in accordance with clause 2.3.2;

               (ii) no further options shall be granted under the Share Incentive Schemes;

               (iii) the Share Incentive Schemes shall continue to be administered by the Company such that the Company Options shall vest upon the dates and at the exercise price as detailed in the Sixth Schedule;

               (iv) the Vesting Period for Options in the Share Incentive Schemes shall be reduced from five to four years; and

               (v) upon exercise of all the Company Options held by the persons detailed in the Sixth Schedule, each such person shall be issued the number of Transfer Shares set out opposite such persons name in the Sixth
                                                                   -----
                         Schedule in place of shares in the Company.
                         --------

     6.6. Each of the parties hereto shall exercise all voting rights and other powers of control which they have to procure that, prior to Completion, all consents necessary with regard to the amendments to the Share Incentive Schemes detailed at Clause 6.5 are obtained and to take all other necessary action to otherwise facilitate such amendments.

     6.7. Each of the parties hereto shall exercise all voting rights and other powers of control which they have, and shall comply with all reasonable requests which the Purchaser may make and shall do, make and sign all documentation which the Purchaser may request each of the other parties to so do, make or sign in connection with any application by the Purchaser or the Company to the Irish Revenue Commissioners for relief from stamp duty arising on the purchase by the Purchaser of the Shares and from capital duty arising on the allotment by the Purchaser of the Consideration Shares.

     6.8. In accordance with their obligations as detailed in the Reimbursement Letter, each of the following Principal Vendors hereby undertakes to the Company to reimburse to the Company the amounts set out opposite each such Principal Vendor's name in the table set out below:

               Principal Vendor                   Reimbursement Amount
               ----------------                   --------------------

               William O'Connor                     IR(Pounds)  46,970
               Brian Caulfield                      IR(Pounds)  55,809
               Delta Management Partners Limited    IR(Pounds)  50,435
               Helen McDonnell                      IR(Pounds)  20,105
                                                    ------------------
               Total:                               IR(Pounds) 173,319

               Further each such Principal Vendor undertakes that he shall reimburse the amount owed by him to the Company, as detailed above out of the proceeds of the sale by him of his Placement Shares, immediately upon receipt by him of such proceeds, and in any case will have reimbursed the amount owed by him to the Company by 31st January, 2001 at the latest.

7.   INDEMNITIES AND WARRANTIES

     7.1. The Warrantors (other than Dr. Terry McWade in the case of a claim made under Clause 7.1.2 only) shall indemnify, defend and hold harmless the Purchaser and the Company and keep indemnified the Purchaser and the Company against all and any expenses, costs, claims, demands, losses, damages and other liabilities whatsoever whether direct or consequential suffered or incurred by the Company or the Purchaser arising under or in respect of:

               7.1.1. any claim against the Company or the Purchaser by any broker, finder, financial adviser or other person retained by the Vendors or the Company in connection with this agreement or the transactions effected by this agreement but excluding fees payable to McCann FitzGerald, KPMG Corporate Finance Limited and Ernst & Young pursuant to clause 9.2;

               7.1.2. any claim against the Company or the Purchaser arising by any employee of the Company out of any claim by such employee of the Company relating to sexual harassment or assault of such employee alleged to have taken place prior to Completion provided however that nothing in this Sub Clause 7.1.2 shall be deemed to provide an indemnity to the Purchaser or to the Company for any loss of profits, business, goodwill or anticipated savings or for any direct or indirect consequential loss whatsoever arising out of any such claim made by any employee of the Company against the Company or the Purchaser;

               7.1.3. any dispute or contractual, tortious or other claim or proceedings brought against the Company or the Purchaser by a third party alleging infringement of the Company IPR; or

               7.1.4. any claim arising due to the fact that the terms of the Share Incentive Schemes of the Company creating Company Options, and the Company Options themselves, or any other amendment required to give effect to the terms of clause 6.5 have not been amended so as to refer to Transfer Shares rather than shares in the Company being issued upon exercise of such options, on the terms as set out in Clause 3.3.2 provided that the provisions of clauses 7.5.1.2, 7.5.1.3, 7.5.2 and 7.8.2 shall apply mutatis mutandis to the indemnities contained in this clause 7.1.

     7.2.      Warranties:

               7.2.1. The Warrantors warrant and represent to and undertake with the Purchaser in relation to each member of the Group in the terms set out in the Fourth Schedule
                                                           ---------------
                         (provided however that each of the Principal Vendors warrant and represent and undertake with the Purchaser in the terms set out in warranties 1.1 and 1.2 of the Fourth Schedule) subject only to any exceptions fairly
                         ---------------
                         disclosed in the Disclosure Letter and any matter expressly provided for in this Agreement.

               7.2.2. The Warrantors acknowledge that the Purchaser has entered into this Agreement in reliance upon (inter alia) the Warranties.

               7.2.3. Each of the Warranties is separate and independent and is not limited by reference to any other paragraph of the Fourth Schedule or by anything in this Agreement
                             ---------------
                         (other than the provisions of this clause 7) or the Deed of Tax Covenant.

               7.2.4. Subject to Clause 7.2.1 and 7.13 a Warranty Claim may be made by the Purchaser for a Breach of the Warranties whether or not the Purchaser knew of or could have discovered the Breach (whether by any investigation made by him or on its behalf into the affairs of the Group or otherwise) prior to signing this Agreement .

               7.2.5. The benefit of the Warranties may be assigned in whole or in part and without restriction by the person for the time being entitled to them at any time following the second anniversary of Completion provided that no assignee shall be entitled to a greater sum of damages or other compensation than the sum to which the Purchaser would have been entitled had it not assigned the benefit of the Warranties and provided further that any such assignee shall be required to adhere to the provisions of this Clause 7, relating to limitations on liability, undertakings regarding the conduct of claims etc.

               7.2.6. Any payments made by the Warrantors to the Purchaser in respect of claims under the Indemnities, Warranties or under the Deed of Tax Covenant shall so far as possible be treated by the parties as a reduction in the consideration for the Shares.

               7.2.7. All sums payable by the Warrantors under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law.

          7.3. Warranties Repeated:

               The Warrantors further warrant and represent to and undertake with the Purchaser that:

               7.3.1. the Warranties will be true and not misleading, and will have been complied with, in all respects, as if they had been entered into afresh at Completion; and

               7.3.2. if, after the signing of this Agreement and before Completion, any material Breach of the Warranties occurs or any matter arises which results or may result in a material Breach of the Warranties, the Warrantors shall immediately notify the Purchaser fully in writing prior to Completion and the Warrantors shall make any investigation concerning the event or matter which the Purchaser may require but no Warranty Claim will arise in respect of a Breach occurring after the signing of this Agreement and before Completion whether or not this Agreement is rescinded as a result under clause 3.7, if the event or matter in question could not reasonably have been avoided or prevented by the Vendors or the Directors and the Breach was duly notified in accordance with this clause 7.3.

          7.4. Liability under the Warranties:

               7.4.1. In the event of a Warranty Claim, the Purchaser will be entitled to recover damages measured as either the cost of remedying the Breach or the amount by which the value of the Shares is less than it would have been if the Breach had not occurred, whichever is the greater.

               7.4.2. The Purchaser enters into this Agreement with the intention that subject to the provisions of paragraph 4 of part A of the Seventh Schedule the business of the Group will or may be continued as a going concern utilising all the assets and subject only to the liabilities to which, in accordance with the terms of this Agreement, the Group would be entitled and subject on Completion if there were no Breach, and damages for any Breach are to be assessed on that basis.

          7.5. Limitations:

               Notwithstanding the provisions of clauses 7.2 to 7.4, the Warrantors will not be liable for any Warranty Claim unless:

               7.5.1.  Time:

                       7.5.1.1. for any claim not relating to Tax, notice of it is given in writing by the Purchaser to the Warrantors setting out brief particulars of the grounds on which the Warranty Claim is based within two years following Completion (and to the extent that such claim has not been satisfied or settled, legal proceedings in respect of the Breach have been both issued and served on the Warrantors within six months of the second anniversary of Completion);

                       7.5.1.2. for any claim relating to Tax, notice of it is given by the Purchaser to the Warrantors (other than Delta Management Partners Limited), setting out brief particulars of the grounds on which the Warranty Claim is based within seven years following Completion (and to the extent that such claim has not been satisfied or settled, legal proceedings in respect of the Breach have been both issued and served on the Warrantors (other than Delta Management Partners Limited) within six months of the Seventh anniversary of Completion); and

                       7.5.1.3. for any claim relating to Tax, notice of it is given in writing by the Purchaser to Delta Management Partners Limited setting out brief particulars of the grounds on which the Warranty Claim is based within four years following Completion (and to the extent that such claim has not been satisfied or settled, legal proceedings in respect of the Breach have been both issued and served on Delta Management Partners Limited within six months of the date which is 1278 days (3.5 years) after the date of Completion); and

               7.5.2.  De minimis:

                       The amount of any duly notified claim exceeds $20,000 and unless the aggregate amount of the Warrantors' liability for all duly notified claims exceeds US$75,000, in which case all such duly notified claims will lie but the limitations and exclusions in this clause 7.5 will not apply to any Warranty Claim relating to:

                       - The Warrantors' title to, or the status or validity of, the Shares;

                       -       any statutory or criminal fine or penalty;

                       - any claim which arises or is delayed as a result of fraud, wilful misconduct or wilful concealment by the Warrantors or any officer or employee of the Warrantors or Directors; or

                       -       any claim under Clause 7.1.


               7.6.    Deed of Tax Covenant:

                       The Warrantors will not be liable for a Warranty Claim to the extent that the loss occasioned by the relevant Breach has been recovered under the Deed of Tax Covenant. The terms of clauses 7.5.1.2, 7.5.1.3 and 7.5.2 shall apply mutatis mutandis to any claim under the Deed of Tax Covenant.

               7.7.    No Representation etc:

                       Information supplied by or on behalf of the Group to the Warrantors or any of their subsidiaries or their agents or professional advisers prior to Completion in connection with the Warranties or the exceptions, or the information disclosed in the Disclosure Letter or Deed of Tax Covenant or otherwise in relation to the business and affairs of the Group will not constitute a representation, warranty or guarantee as to its accuracy, and the Warrantors hereby assign to the Purchaser any claims which they might otherwise have against the Group or its employees or officers in respect of that information, and undertake not to bring any action or proceedings in relation to it.

               7.8.    Further Limitations on liability under Warranties:

                       The Warrantors shall not be liable in respect of any claim for Breach or non-fulfilment of any of the
                       Warranties:

                       7.8.1. Other Recovery: if and to the extent that the loss occasioned by any Breach has already been recovered under any of the other Warranties, or under the Deed of Tax Covenant;

                       7.8.2. Cap on Claims: The aggregate liability of each of the Warrantors hereunder and under the Deed of Tax Covenant shall not in the case of any Warrantor exceed the total of the following amounts: (a) the cash proceeds received by such Warrantor following the sale of the Placement Shares allotted to it hereunder; (b) where at the date of determination of such Warrantor's liability in respect of a claim for any

                               Breach or under the Deed of Tax Covenant Initial Consideration Shares allotted to such Warrantor are subject to the lock-in provisions in clause 6.1.1, the value of such shares on the date of such determination; (c) the value of the Initial Consideration Shares on the maturity of the lock-in provisions (d) the value of any Deferred Consideration (if any) actually received by such Warrantor, provided that no value for any Initial Consideration Share shall be counted more than once in calculating such aggregate liability;

                       7.8.3. Acts by Purchaser/the Group: in the case of claims arising from any matter, act, omission or circumstance, which would not have occurred but for any voluntary act, omission or transaction of the Group or its directors or employees, the Purchaser or its directors or employees, carried out or occurring after Completion otherwise than in the ordinary course of business as carried on prior to Completion; excluding claims which arise pursuant to a binding commitment entered into by any Group Company prior to Completion or claims which arise where it is not reasonably foreseeable that a claim will arise from any such voluntary act, omission or transaction at the time it is carried on or entered into;

                       7.8.4.  Other Exceptions:  to the extent that:

                               7.8.4.1. the matter giving rise to the claim was taken into account in the Accounts or was referred to in, or would reasonably be inferred from the notes to the Accounts or the loss in respect of which the claim is made has specifically been taken into account in the Management Accounts and for which there is a specific allowance, provision or reserve in the Management Accounts.

                               7.8.4.2. it arises or is increased as a result of an increase in rates of Taxation after the date of this Agreement or such breach or claim occurs as a result of any legislation, subordinate legislation, or Revenue Commissioners enunciated practice enacted, made, in force or allowed (as appropriate), after the date of this Agreement whether with or without retrospective effect;

                               7.8.4.3. the loss giving rise to such claim has been recovered by the Purchaser or the Group from any third party or under any policy of insurance, and in this regard the Purchaser shall not do anything, or omit to do anything, which would make any of the Group's insurance void or voidable;

                               7.8.4.4. it arises as a result primarily of any material change in the accounting policy or practice or in the financial year end of any Group Company after Completion;

                               7.8.4.5. such claim arises or is increased as a result of new Tax legislation or any change in applicable law, regulation or regulatory requirements or practice made after Completion whether with or without retrospective effect;

                               7.8.4.6. any tax for which the Group is or may be assessed is extinguished as a result of a payment of Tax already made in respect of that event;

                               7.8.4.7. such claim if in respect of Tax, would not have arisen but for the fact that the treatment of any such assets or liabilities or of the Tax attributable to timing differences in future accounts of any Group Company is different from the treatment in the Accounts;

                               7.8.4.8. such claim, if in respect of Tax, would not have arisen but for or has been increased by:

                                         (i)  a disclaimer, claim or election
                                              made or notice or consent given
                                              after Completion by the Purchaser
                                              or any Group Company, the making
                                              or doing of which was taken into
                                              account in computing the provision
                                              for Tax in the Accounts and which
                                              is specifically outlined in the
                                              Accounts or has been disclosed in
                                              the Disclosure Letter to the
                                              Purchaser; or

                                         (ii) a failure or omission by any Group
                                              Company to make any claim,
                                              election, surrender or disclaimer
                                              to give any notice or consent or
                                              do any other thing after
                                              Completion, the making or doing of
                                              which was taken into account in
                                              computing the provision for Tax in
                                              the Accounts where the making or
                                              doing of which was specifically
                                              outlined in the Accounts or was
                                              disclosed to the Purchaser;

                               7.8.4.9. a defence of a third party claim giving rise to a Warranty claim is compromised or adversely affected by loss or destruction of records of any Group Company by the Purchaser after Completion.

                               7.8.4.10. Such claim is based upon a liability
                                         which is contingent only unless and
                                         until such contingent liability becomes
                                         an actual liability and is due and
                                         payable.

               7.9.  Remedies for breach of Warranties

                     The Purchaser's rights in respect of any matter which amounts to a Breach of Warranties shall be limited to damages. The Purchaser shall not be entitled to rescind the Agreement.

               7.10.  Notification of breaches of Warranties

                      If the Purchaser becomes aware of a matter which appears likely to the Purchaser to give rise to a claim against the Warrantors for Breach of any of the Warranties, the Purchaser shall as soon as reasonably practicable give notice of that fact to the Warrantors.

               7.11.  Conduct of third party claims leading to Warranty claims

                      Subject to the provisions of Clause 7.15 hereof:

                      7.11.1. if the claim in question is as a result of or in connection with a claim by or liability to a third party, the Warrantors and the Purchaser shall consult with each other regarding the conduct of such claim. Further, the Purchaser shall and shall ensure that the Company will provide to the Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records as are in the Purchaser' power or control for the purposes of investigating the matter.

                      7.11.2. the Purchaser shall keep the Warrantors fully informed of the progress of any such claim and the defence thereof and consult with and have due regard for the Warrantors' reasonable representations.

                      7.11.3. where the Purchaser or any Group Company has brought a claim against a third party (including any Taxation authority or insurer), the Purchaser shall procure that reasonable endeavours are used (subject to the Warrantors indemnifying the Purchaser for the reasonable costs and expenses thereof) to recover any amounts due from any such third party and, in the event that the Warrantors have paid to the Purchaser an amount in respect of which the Purchaser or the relevant Group Company has a right of recovery from a third party, the Purchaser shall as soon as reasonably practicable after recovery from such third party pay to the Warrantors an amount equivalent to the amount so recovered.

               7.12.  Mitigation

                      Nothing in this Agreement shall be deemed to relieve the Purchaser or the Group Companies from their common law duty to mitigate their loss.

               7.13. The Purchaser warrants to the Vendors that neither it nor any member of the Purchaser's Group is aware at the date of this Agreement of any fact or matter which may mean that any warranty is untrue inaccurate or misleading.

               7.14. If the Purchaser becomes aware of a matter which might give rise to a claim and if such claim is as a result of or in connection with a claim by or a liability to a third party:

                      7.14.1. the Warrantors shall have no liability in respect of the claim until the claim by or liability to the third party has been settled or finally determined;

                      7.14.2. the Purchaser shall, and shall ensure that the Company will, provide to the Warrantors and their advisers reasonable access to premises and personnel and to relevant assets, documents and records within the Purchaser's power or control for the purposes of investigating the matter and, in the case of a claim made against the Warrantors pursuant to Clause 7.1.(2) hereof only, enabling the Warrantors to take the action referred to in Clause 7.15;

                      7.14.3. the Vendors (at their cost) may take copies of the documents or records, and photograph the premises or assets, referred to in paragraph 7.14.2;

               7.15. In the case of a claim made against the Warrantors pursuant to Clause 7.1.(2) hereof, only

                      7.15.1. the Purchaser shall and shall procure that the Company shall take any action and institute any proceedings, and give any information and assistance, as the Warrantors may reasonably request to dispute, resist, appeal, compromise, defend, remedy, settle or mitigate the matter or enforce against a person the rights of the Purchaser in relation to the matter and in connection with proceedings related to the matter use advisers nominated by the Warrantors on the basis that the Warrantors shall indemnify the Purchaser for all reasonable costs incurred as a result of any such request by the Warrantors; and

                      7.15.2. the Purchaser shall not admit liability in respect of, or compromise or settle, the matter without the prior written consent of the Warrantors (not to be unreasonably withheld or delayed).

               7.16. If the Warrantors pay to the Purchaser an amount in respect of a claim pursuant to the Warranties and any member of the Purchaser's Group subsequently recovers from another person an amount which is referable to the matter giving rise to the Breach:

                      (a) if the amount paid by the Vendors in respect of the Breach is more than the amount recovered, the Purchaser shall immediately pay to the Warrantors the sum recovered (less reasonable costs incurred by the Purchaser in recovering such amount); and

                      (b) if the amount paid by the Warrantors in respect of the Breach is less than or equal to the amount recovered, the Purchaser shall immediately pay to the Warrantors an amount equal to the amount paid by each Warrantor (less reasonable costs incurred by the Purchaser in recovering such amount).

          8.   RESTRICTIONS ON VENDORS

               8.1.  Restrictions:

                     For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Group:

                     8.1.1. each Covenantor undertakes with the Purchaser as trustee for itself and the Group that for the period of two years after Completion that Covenantor will not carry on or be engaged, concerned or interested in carrying on the businesses of the provision of exception management solutions for credit card issuers, acquirers, processors and merchants within Ireland, the United Kingdom, Germany or the United States of America, either on its own behalf or in conjunction with or on behalf of any other person, firm or body corporate, but this restriction will not apply to the mere holding of up to 5% of a class of securities which are traded on a recognised securities market; provided that this clause 8.1.1 shall not apply to the specified activities of Brian Caulfield detailed in the Disclosure Letter, provided further that this clause shall not prohibit Mr. William O'Connor from accepting short term contractual engagements in relation to the matters referred to in this clause 8.1.1, where the entity or entities with whom he accepts such short term contractual engagements do not prominently carry on the business of development and/or marketing of software applications or secure payments within electronic banking or mobile commerce.

                     8.1.2. for the period of two years after Completion no Covenant shall (either on its own account or in conjunction with or on behalf of any other person, firm or body corporate) solicit or entice away from the Group:

                             8.1.2.1. any officer or employee, whether or not that person would commit a breach of its contract of employment by reason of leaving service (although any officer or employee will be entitled to respond to a public advertisement of employment); or

                             8.1.2.2. any person, firm or body corporate who will have been a customer of the Group within six months before Completion, or since Completion; and

                     8.1.3. each Covenant shall procure that no body corporate owned or controlled directly or indirectly by such Covenant will act in such a way as would be a contravention of the obligations contained in this clause 8.1 if such Covenantor were to so act.

               8.2.  Modification:

                     Whilst the restrictions in clause 8.1 are considered by the parties to be reasonable and indispensable in all the circumstances as at the date of this Agreement, it is acknowledged that restrictions of that nature may be invalid because of changed circumstances or other unforeseen reasons; therefore, if any restrictions are held to be void by any court or regulatory authority but would be valid if part of the wording were amended or the relevant period or scope reduced, those restrictions will apply with the modifications necessary to make them valid and effective, and those modifications will not affect the validity of any other restrictions in this Agreement.

          9.   MISCELLANEOUS PROVISIONS

               9.1.  Restricted Financial Transfers:

                     The Vendors hereby declare for the purpose of the Financial Transfers Act, 1992 that they are not resident in any jurisdiction to which financial transfers (within the meaning of the said Act) are restricted by order of the Minister for Finance in accordance with the provisions of that Act and do not hold any Shares, and will not receive any part of the consideration, as nominee for any persons so resident, and the Purchaser declares for the purpose of the same Act that it is not so resident, is not acquiring the Shares as nominee for any persons so resident and that the Purchaser is not to its knowledge controlled directly or indirectly by persons so resident.

               9.2.  Costs and Expenses:

                     The Purchaser will pay its own costs of and incidental to this Agreement and its implementation. The Company shall, subject to the provisions of Section 60 of the Companies Act 1963 pay the legal, accounting and financial advisors costs of the Principal Vendors (not to exceed the amount of IR(Pounds)[ ] in aggregate) arising out of the Agreement, provided however, and for the avoidance of doubt, that neither the Company, or the Purchaser, shall have any obligation to pay any costs in relation to the sale by any Principal Vendor of its Placement Shares.

               9.3.  Severability:

                     All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held or declared to be enforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected.

               9.4.  Confidentiality:

                     9.4.1. The Principal Vendors acknowledge that they have been exposed to information about the Company which is either a trade secret, confidential or commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or to the general public and which if disclosed may cause harm to the Company or the Purchaser.

                     9.4.2. The Principal Vendors shall keep secret and shall not at any time, for whatever reason, use communicate or reveal to any person for their own or another's benefit, any Company Confidential Information which shall have come to their knowledge prior to Completion. The Principal Vendors shall as soon as reasonably practicable inform the Purchaser of any disclosure or use of any such information of which they become actually aware knowing it to be Company Confidential Information.

                     9.4.3. The restrictions contained in sub-clause 9.4.2 shall not apply to:

                             (a) any disclosure or use authorised in writing by the Purchaser or required in the ordinary and proper course of the particular Principal Vendor's service agreement with the Company or in or as required law or any securities exchange, regulatory or government body; or

                             (b)   any information which was known to the
                                   Principal Vendor concerned prior to the
                                   commencement of his employment or engagement by the Company or is in the public domain otherwise than as a result of a breach of this clause.

                     9.4.4.  Except:

                             (a) as may be required by law or in the case of the Purchaser by any securities exchange, regulatory or government body; or

                             (b) as may be required to vest the full benefit of this agreement in the Purchaser, including informing any employee, consultant, trade contact or customer connection of the Company or of the Purchaser of the change of ownership of the Company, the provisions of this agreement and all negotiations relating to this agreement are strictly confidential and no announcement or disclosure of or publicity relating to the sale and purchase hereunder and terms of this agreement shall be made by the parties to any third party (other than their professional advisers) without the written agreement of the other parties.

               9.5.  Whole Agreement:

                     This Agreement (together with any documents to be executed under clause 3) and the Disclosure Letter supersede all prior representations, arrangements, understandings and agreements, and sets forth the entire, complete and exclusive agreement and understanding between the parties

               9.6.  Survival:

                     The provisions of this Agreement which have not been performed at Completion will remain in full force and effect notwithstanding Completion.

               9.7.  Remedies Cumulative:

                     The provisions of this Agreement and the rights and remedies of the parties are cumulative and are without prejudice and in addition to any rights or remedies which a party may have at law or in equity. The exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.

               9.8.  Waiver:

                     Any liability to the Purchaser under this Agreement may be wholly or partially released, varied, compounded or compromised by the Purchaser in its absolute discretion as regards any of the Vendors or any other party without in any way prejudicing or affecting its rights against any other party under the same or a similar liability, whether joint and several or otherwise. A waiver by the Purchaser of any breach by any party of any of the terms, provisions or conditions of this Agreement, or the acquiescence of the Purchaser in any act (whether commission or omission) which but for such acquiescence would be a breach, will not constitute a general waiver of the term, provision or condition or of any subsequent act which is inconsistent with it.

               9.9.  Further Assurance:

                     At the request of the Purchaser, the Vendors shall (and shall procure that any other necessary parties will) execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser (including its nominee or nominees) the beneficial ownership of the Shares.

               9.10. Notices:

                     9.10.1. Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service, may be delivered or sent by pre-paid registered post or facsimile addressed as follows:

                              The Purchaser:
                              Trintech Group plc
                              Trintech House
                              South County Business Park
                              Leopardstown
                              Dublin 18
                              F.A.O. Paul Byrne
                              Facsimile:  01 2074300

                              The Vendors:

                              William O'Connor
                              Apartment 6
                              2 Wilton Place
                              Dublin 2

                              Brian Caulfield and Helen McDonnell
                              71 The Green
                              Beaumont Woods
                              Beaumont
                              Dublin 9

                              Terry McWade
                              7 Leahy Terrace
                              Sandymount
                              Dublin 4

                              Delta Management Partners Limited
                              ICL South County Business Park
                              Leopardstown
                              Dublin 18
                              F.A.O. Shay Garvey, Esq.
                              Facsimile:  294 0877

                              Enterprise Ireland
                              Wilton Park House
                              Wilton Place
                              Dublin 2

                              or to such other address or telecopier number as the addressee may have previously substituted by notice.

                     9.10.2. A notice or other communication will be deemed to have been duly served or given:

                              9.10.2.1. in the case of delivery, at the time of delivery;

                              9.10.2.2. in the case of posting, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered post will be sufficient evidence that the notice or other communication has been duly served or given); or

                              9.10.2.3. in the case of facsimile, upon receipt by the addressee of the complete text in legible form but if a notice is given or served at business premises other than during usual business hours on a Business Day, it will be deemed to be given or served on the next following Business Day.

                     9.10.3. A party giving or serving a notice or other communication hereunder by facsimile shall also give or serve a copy by post, but without prejudice to the validity and effectiveness of the service by facsimile.

                     9.10.4. All notices or other communications shall be in the English language.

               9.11. Governing Law:

                     This Agreement and all relationships created by it will in all respects be governed by and construed in accordance with Irish law.

               9.12. Jurisdiction:

                     It is irrevocably agreed that the Irish courts are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement or its performance and accordingly that any suit, action or proceedings so arising may be brought in such courts.

IN WITNESS whereof this Agreement has been entered into the date and year first herein written.

                               SEVENTH SCHEDULE
                               ----------------

                            Deferred Consideration

                                    Part A



     1.1. The Target Revenues for Year 1 are IR(Pounds)5,362,698.
          The Target Losses for Year 1 are IR(Pounds)1,640,292.

          The Target Revenues for Year 2 are IR(Pounds)16,861,015;

          The Target Profits for Year 2 are IR(Pounds)1,213,578.

     1.2. Within 60 days of the Deferred Consideration Accounts of the Company being approved in the manner set out in paragraph 2 below, provided the Deferred Consideration Accounts confirm that the Company has achieved the targets referred to below the Purchaser shall pay the Deferred Consideration as calculated in accordance with paragraphs 1.3 and 1.4 below.

     1.3. Year 1

               1.3.1. The Deferred Consideration (if any) payable in respect of Year 1 Target Revenues shall be calculated as follows:

                       1.3.1.1. if Revenues in Year 1 are less than
                                IR(Pounds)4,826,428, the Deferred Consideration payable to the Vendors shall be US$0;

                       1.3.1.2. if Revenues in Year 1 are equal to or greater
                                than IR(Pounds)4,826,428 but less than
                                IR(Pounds)5,362,698 the Deferred Consideration shall be US$1,666,667;

                       1.3.1.3. if Revenues in Year 1 are equal to or greater
                                than IR(Pounds)5,362,698 but less than
                                IR(Pounds)5,898,968 the Deferred Consideration shall be US$2,222,222;

                       1.3.1.4. if Revenues in Year 1 equal or exceed
                                IR(Pounds)5,898,968 the Deferred Consideration shall be US$2,777,778.

               1.3.2. The Deferred Consideration (if any) payable in respect of Year 1 Target Losses shall be calculated as follows:

                       1.3.2.1. if Losses in Year 1 are greater than
                                IR(Pounds)1,804,321, the Deferred Consideration payable to the Vendors shall be US$0;

                       1.3.2.2. if Losses in Year 1 are equal to or less than
                                IR(Pounds)1,804,321 but are greater than
                                IR(Pounds)1,640,292, the Deferred Consideration shall be US$833,333;

                       1.3.2.3. if Losses in Year 1 are equal to or less than
                                IR(Pounds)1,640,292 but are greater than
                                IR(Pounds)1,476,263, the Deferred Consideration shall be US$1,111,111.

                       1.3.2.4. if Losses in Year 1 are equal to or less than
                                IR(Pounds)1,476,263 the Deferred Consideration shall be US$1,388,889.

     1.4. Year 2

               1.4.1. The Deferred Consideration (if any) payable in respect of Year 2 Target Revenues shall be calculated as follows:

                       1.4.1.1. if Revenues in Year 2 are less than
                                IR(Pounds)15,174,914, the Deferred Consideration payable to the Vendors shall be US$0;

                       1.4.1.2. if Revenues in Year 2 are equal to or greater
                                than IR(Pounds)15,174,914 but less than
                                IR(Pounds)16,861,015, the Deferred Consideration shall be US$3,333,334;

                      1.4.1.3. if Revenues in Year 2 are equal to or greater than IR(Pounds)16,861,015 but less than IR(Pounds)18,547,117, the Deferred Consideration shall be US$4,444,445.

                      1.4.1.4. if Revenues in Year 2 are equal to or exceed IR(Pounds)18,547,117, the Deferred Consideration shall be US$5,555,556.

              1.4.2. The Deferred Consideration (if any) payable in respect of Year 2 Target Profits shall be calculated as follows:

                      1.4.2.1.  if Profits in Year 2 are less than
                                (Pounds)1,092,220, the Deferred Consideration payable by the Purchaser to the Vendors shall be US$0;

                      1.4.2.2. if Profits in Year 2 are equal to or greater than IR(Pounds)1,092,220 but less than IR(Pounds)1,213,578, the Deferred Consideration shall be US$1,666,667;

                      1.4.2.3. if Profits in Year 2 are equal to or greater than IR(Pounds)1,213,578 but less than IR(Pounds)1,334,935, the Deferred Consideration shall be US$2,222,222.

                      1.4.2.4. if Profits in Year 2 are equal to or greater than IR(Pounds)1,334,935, the Deferred Consideration shall be US$2,777,778;

     1.5. For the avoidance of doubt, the Deferred Consideration will be payable if any of the Deferred Consideration is payable in respect of Target Revenues regardless of the fact that the Deferred Consideration relating to Target Profits/Losses may not be payable and vice versa.

     1.6. In the event that the Company achieves the Target Revenue or Target Profits/ Losses in Year 1 or Year 2 as set out in clauses 1.3.1.3, 1.3.2.3, 1.4.1.3 or 1.4.2.3 (as appropriate), the Purchaser shall pay to the Vendors the Deferred Consideration as set out in clauses 1.3.1.3, 1.3.2.3, 1.4.1.3 or 1.4.2.3 (as appropriate) and the balance of the Deferred Consideration payable in accordance with clauses 1.3.1.4, 1.3.2.4, 1.4.1.4 or 1.4.2.4 shall be paid to the employees of the Company pursuant to Clause 2.5 of the Agreement.

     1.7.   Any such payments to be made pursuant to this paragraph:

            (a) shall be made within 60 days of the relevant Deferred Consideration Accounts being approved; and

            (b) shall be satisfied by the payment of Deferred Consideration in accordance with the terms of the Agreement, equal to the amount of the Year 1 Deferred Consideration and the Year 2 Deferred Consideration, as the case may be.

     1.8. The aggregate number of shares in the capital of the Purchaser to be allotted in satisfaction of the Year 1 and Year 2 Deferred Consideration shall be determined as follows:

            (1) where the value of the shares in the capital of the Purchaser at the Payment Date is more than US$28 the number of shares shall be the amount of the Deferred Consideration divided by that value;

            (2) where the value of the shares in the capital of the Purchaser at the Payment Date is less than US$28, the number of shares shall be the amount of the Deferred Consideration divided by US$28.

     1.9. Notwithstanding clause 2.5, the aggregate number of Deferred Consideration Shares to be issued to the Vendors at the end of each of Year 1 and Year 2 shall be apportioned between the Vendors as set out in Part E of this Schedule.

     1.10. Notwithstanding clause 2.5, the aggregate number of Deferred Consideration Shares (if any) to be issued to the employees of the Company at the end of each of Year 1 and Year 2 pursuant to the terms of this Agreement shall be apportioned between those persons who are employees of the Company on 31st July, 2001 in the case of Year 1, and 31st July, 2002 in the case of Year 2 in the manner determined by board of directors of the Company on the advice of management of the Company.

     2. The Year 1 and Year 2 Losses/Profits and Revenues shall be determined as follows:

     2.1 The Purchaser shall procure that, as soon as reasonably practicable following the end of Year 1 or Year 2 (as the case may be) (and in any event within 90 days of the end of Year 1) or Year 2 (as the case may be) the draft Deferred Consideration Accounts are prepared in accordance with the general principles, accounting policies and procedures set out in part B of this schedule and delivered to the Vendors' Accountants;

     2.2 The Principal Vendors shall procure that the Vendors' Accountants shall notify the Purchaser within 30 days of receipt of such draft Deferred Consideration Accounts whether or not they accept them for the purposes of this Agreement;

     2.3 If the Vendors' Accountants notify the Purchaser that the Principal Vendors do not accept such draft Deferred Consideration Accounts:

            (a) the Principal Vendors shall procure that the Vendors' Accountants shall set out in detail reasons for such non-acceptance and specify the adjustments which, in their opinion, should be made to the draft Deferred Consideration Accounts in order to comply with the requirements of this Agreement; and

            (b) the parties shall use all reasonable endeavours to meet and discuss the objections of the Vendors' Accountants and to reach agreement upon the adjustments (if any) required to be made to the draft Deferred Consideration Accounts.

     2.4 If the Vendors' Accountants are satisfied with the draft Deferred Consideration Accounts (either as originally submitted or after adjustments agreed between the Vendors' Accountants and the Purchaser) or if the Vendors' Accountants fail to notify the Purchaser in writing of the Vendors' non-acceptance of the draft Deferred Consideration Accounts within the 30 day period referred to in paragraph 2.2, then the draft Deferred Consideration Accounts (incorporating any agreed adjustments) shall be deemed to constitute the Deferred Consideration Accounts for the purposes of this Part A.

     2.5 If the Vendors' Accountants and the Purchaser do not reach agreement within 30 days of the Vendors' Accountants notice of non acceptance under paragraph 2.3, then the matters in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Vendors and the Purchaser or, failing agreement, to be selected by the President for the time being of the Institute of Chartered Accountants in Ireland. The following terms of reference shall apply:

            (a) the Purchaser and the Vendors' Accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

            (b) in giving such determination the firm shall state what adjustments (if any) are necessary to the draft Deferred Consideration Accounts in respect of the matters in dispute in order to comply with the requirements of this agreement;

            (c) any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties;

            (d) the expenses of any such determination by an independent firm of accountants shall be borne between the Vendors' and the Purchaser in such proportions as the firm shall in its discretion determine.

     2.6 When the Vendors' Accountants and the Purchaser reach (or pursuant to paragraph 2.4 are deemed to reach) agreement on the Deferred Consideration Accounts or the Deferred Consideration Accounts are finally determined at any stage in the procedures set out in this paragraph 2, then the Deferred Consideration Accounts as so agreed or determined shall be the Deferred Consideration Accounts for the purposes of this Part A and shall be final and binding on the parties.

     2.7 The Purchaser shall ensure that the Company provides the Principal Vendors and the Vendors' Accountants with such access to the employees, accounts, working papers and other financial information of the Company as is reasonably necessary for the purposes of determining the Year 1 and Year 2 Deferred Consideration and to seek reasonable explanations of any matter.

     3. Save with the written consent of the Vendors (such consent not to be unreasonably withheld or delayed in the event of the Vendor and the Purchaser agreeing to an appropriate adjustment to the Deferred Consideration Accounts) the Purchaser shall procure that the Company shall not petition for the liquidation of the Company or permit or procure the passing of a resolution to wind-up the Company voluntarily.

     4.

            4.1 The Purchaser shall not, during the period commencing on the date of Completion and ending 30th June, 2002, in relation to the Company take any action or fail to take any action with the express intention of restricting the ability of the Company to earn such level of profits and turnover which the Company might reasonably have expected to have earned in the normal and ordinary course of business;

            4.2 Without prejudice to the generality of Clause 4.1 the Purchaser shall not without the prior written consent of the Principal
                 Vendors:

                 (a) dispose of the whole or any part of the Company's business or any asset required for the conduct thereof or reduce the nature and extent of the Company's business as carried on at the date of this Agreement;

                 (b)  sell the Shares;

                 (c) relocate any key employees of the Company (key employees for the purpose of this clause being employees earning more than IR(Pounds)50,000 per annum) within the Purchaser's Group.

            4.3 The Purchaser shall in respect of each of the periods ended on each of 1st January 2001 ("First Review"), 30th June 2001 ("Second Review") and 1st January, 2002 review ("Third Review") review the performance of the Company's business by examining:

                 (a) in the case of the First Review the monthly management accounts of the Company for the six month period from 1st July 2000 to 31st December, 2000;

                 (b) in the case of the Second Review the monthly management accounts of the Company for the six month period from 1st January 2001 to 30th June 2001; and

                 (c) in the case of the Third Review the monthly management accounts of the Company for the six month period form 1st July 2001 to 1st January 2002.

                 If on completing any such review the Purchaser is of the opinion that the Company has failed to meet both the revenue target and profit target for any of the relevant six month periods, as detailed in the Revenue and Profit Targets Schedule, then the Purchaser shall be entitled to terminate the rights of the Principal Vendors as detailed in Clause 4.2 with immediate effect, provided that the rights of the Purchaser under this clause 4.3 shall be without prejudice to the provisions of Clause 4.1 or to the entitlement of the Vendors to earn the Deferred Consideration.

                                    Part B

     1. The following provisions shall apply for the purpose of calculating the Year 1 and Year 2 Deferred Consideration Accounts:

          (a) no account shall be taken of (i) professional fees relating to this Agreement; (ii) Stock Compensation Charges; or (iii) other matters arising from the transaction contemplated by this Agreement;

          (b) capital receipts and expenditure, otherwise than from the disposal or acquisition of fixed assets (but not plant and machinery) in the ordinary course of business as carried on up to Completion shall be disregarded save that any interest earned or saved in consequence of the same shall be taken into account and calculated in accordance with paragraph 1(f);

          (c) depreciation attributable to any revaluation of plant and machinery or freehold property or other capital assets made after Completion or any capital receipt or expenditure referred to in paragraph 1(b) shall be disregarded;

          (d) to the extent that the Company shall pay any management or administration charge or charge for goods or services or any facility to any member of the Purchaser's Group and (i) the amount of such charges exceeds the amount which the company in question would have had to pay on an open market arm's length basis or (ii) the goods or services or facility in question were not required by the company in question (or would not have been required had such company not been a subsidiary of any member of the Purchaser's Group) the Deferred Consideration Accounts shall be adjusted to eliminate such excess;

          (e) to the extent that the Company shall provide goods or services or any facility to any person and the amount payable for such goods services or facilities is less than the amount that the Company would have been likely to obtain on an open arms length basis, the Deferred Consideration Accounts shall be adjusted to eliminate such deficit or loss;

          (f) notwithstanding the actual cost of funds, interest on all borrowings including all sums loaned from any company in the Purchaser's Group (otherwise than under hire-purchase or lease agreements) shall be deemed to accrue at a yearly rate of 2 per cent. above the prime rate of the Bank of Ireland from time to time in force;

          (g) no account shall be taken of any profit or loss of any business, company or other undertaking acquired by the Company following Completion or any joint venture or profit or loss sharing arrangement entered into other than in the ordinary course of business as carried on prior to Completion or any costs and expenses borne by the Company in respect of any such business, company, undertaking, venture or arrangement.

                                     Part C

                                    Set-off

1.1 If the Purchaser shall have notified the Warrantors in accordance with the Agreement of any claim under clause 7 of the Agreement or the Deed of Tax Covenant, the Purchaser shall, subject to compliance with the provisions of this part C, have the right to set-off such amount in respect of any claim or claims so notified as shall either:

     (a) be agreed in writing by the Warrantors or the Vendors' solicitors on their behalf;

     (b) be the subject of a final judgment of a court of competent jurisdiction against the Warrantors in respect of that claim (for which there shall be no right of appeal or any time for the bringing of an appeal has expired without any appeal being made); or

     (c) be in the case of any claim for Taxation, the subject of a final and binding assessment of the relevant revenue authority in respect of that claim against any part of the Deferred Consideration for the Shares remaining unsatisfied provided, however, that this right of set-off shall not entitle the Purchaser to reduce the amount of Deferred Consideration (if any) payable to Enterprise Ireland hereunder, but rather shall only reduce, pro rata, the amount of Deferred Consideration payable to each of the Warrantors and the employees of the Company hereunder.

1.2 The rights of set-off set out in this part C are without prejudice to any other right or remedy which the Purchaser may have against the Warrantors or any of them, whether under the terms of this agreement or otherwise, but other than as set out in this Part C, the Purchaser shall have no right to withhold the payment of the Deferred Consideration, due under this agreement or claim any other form of set-off, deduction or withholding from such amounts.

1.3 Any exercise by the Purchaser of its right of set-off under paragraph 1.1 shall not operate to prevent or delay settlement of any part of the Deferred Consideration then due.

                                     Part D

                                  Definitions



     "Deferred Consideration Accounts" means the accounts prepared pursuant to paragraph 2 of this Schedule in order to determine the Year 1 Deferred Consideration or the Year 2 Deferred Consideration (as the case may be) and in accordance with the principles, policies and procedures set out in part B of this Schedule;

     "Purchaser's Group" means the Purchaser and any company which is a Subsidiary or Holding Company of the Purchaser;

     "Year 1" means the accounting period commencing on 1 July 2000 and ending 30 June 2001;

     "Year 1 Deferred Consideration" means the Year 1 Deferred Consideration payable in respect of Year 1 Revenues and/or Year 1 Profits calculated in accordance with part A of this Schedule;

     "Year 2" means the accounting period commencing on 1 July 2001 and ending 30 June 2002;

     "Year 2 Deferred Consideration" means the Year 2 Deferred Consideration payable in respect of Year 2 Revenues and/or Year 2 profits calculated in accordance with part A of this Schedule;

                                     Part F

                       Schedule of Deferred Consideration

===============================================================================

                Vendors                   Percentage of Deferred Consideration
                                                         Shares
                                                          (%)
-------------------------------------------------------------------------------
Principal Vendors
-------------------------------------------------------------------------------
Brian Caulfield                                          21.233
-------------------------------------------------------------------------------
Delta Management Partners Limited                        16.204
-------------------------------------------------------------------------------
Bill O'Connor                                            15.071
-------------------------------------------------------------------------------
Helen McDonnell                                           6.506
-------------------------------------------------------------------------------
Enterprise Ireland                                        5.015
-------------------------------------------------------------------------------
Terry McWade                                             12.104
-------------------------------------------------------------------------------
Minority Shareholders
-------------------------------------------------------------------------------
Gary Ramsay                                               3.202
-------------------------------------------------------------------------------
Eamon Keating                                             3.096
-------------------------------------------------------------------------------
Ruth Clarke                                               1.394
-------------------------------------------------------------------------------
Gerry Gielty                                              1.394
-------------------------------------------------------------------------------
Linda Harte                                               0.959
-------------------------------------------------------------------------------
Adele Cooper                                              1.403
-------------------------------------------------------------------------------
Michael Foley                                             0.892
-------------------------------------------------------------------------------
Nigel Eades                                               0.800
-------------------------------------------------------------------------------
Sheila Gallen                                             0.035
===============================================================================

===============================================================================
Niamh Redmond                                             0.117
-------------------------------------------------------------------------------
Mairead Fagan                                             0.053
-------------------------------------------------------------------------------
Breda Hanley                                              0.053
-------------------------------------------------------------------------------
Edel Egan                                                 0.053
-------------------------------------------------------------------------------
Bernadette Fleming                                        0.053
-------------------------------------------------------------------------------
Catherine Roche                                           0.053
-------------------------------------------------------------------------------
Sharon Walsh                                              0.027
-------------------------------------------------------------------------------
Lisa McMahon                                              0.019
-------------------------------------------------------------------------------
Michael O'Sullivan                                        0.019
-------------------------------------------------------------------------------
Aidan Leonard                                             0.025
-------------------------------------------------------------------------------
Sarah Eustace                                             0.025
-------------------------------------------------------------------------------
Orna Kearney                                              0.012
-------------------------------------------------------------------------------
Joanna Cheong                                             0.012
-------------------------------------------------------------------------------
Josie Quinn                                               0.012
-------------------------------------------------------------------------------
Pauline McCormack                                         0.021
-------------------------------------------------------------------------------
Margaret Twomey                                           0.011
-------------------------------------------------------------------------------
Aoife McAuliffe                                           0.011
-------------------------------------------------------------------------------
Paul Walshe                                               0.018
-------------------------------------------------------------------------------
Rachel Gallen                                             0.014
-------------------------------------------------------------------------------
Laura Kelly                                               0.007
-------------------------------------------------------------------------------
Aileen Taylor                                             0.007
===============================================================================

===============================================================================
Cillin Hearns                                             0.007
-------------------------------------------------------------------------------
Jonathan Roche                                            0.007
-------------------------------------------------------------------------------
Damien Joyce                                              0.007
-------------------------------------------------------------------------------
Diane O'Brien                                             0.007
-------------------------------------------------------------------------------
Eamonn Cummins                                            0.007
-------------------------------------------------------------------------------
Sarah McArtain                                            0.007
-------------------------------------------------------------------------------
Ramesh Maturi                                             0.007
-------------------------------------------------------------------------------
Elaine Strumble                                           0.007
-------------------------------------------------------------------------------
Niamh Murphy                                              0.007
-------------------------------------------------------------------------------
Rachel O'Connor                                           0.007
-------------------------------------------------------------------------------
Employees                                                 10.00%
-------------------------------------------------------------------------------
Total                                                       100%
===============================================================================